Exhibit 10.18
NINTH MODIFICATION TO
CREDIT AGREEMENT (RESTATED) AND PROMISSORY NOTE
THIS NINTH MODIFICATION TO CREDIT AGREEMENT (RESTATED) AND PROMISSORY NOTE (the “Amendment”) is dated this the 16th day of September, 2008 by and among FRED’S, INC., a Tennessee corporation (the “Borrower”), FRED’S STORES OF TENNESSEE, INC. (the “Guarantor”), and REGIONS BANK (the “Administrative Agent” and a “Lender”).
RECITALS:
     A. The Borrower and the Lender entered into a Credit Agreement (Restated) dated as of April 3, 2000 (as amended and restated from time to time, the “Credit Agreement”). In connection with the Credit Agreement, the Borrower executed that certain Promissory Note in the original principal amount not exceeding $40,000,000, dated April 3, 2000 (as amended and restated from time to time, the “Note”).
     B. The Borrower and the Lender previously entered into: (i) a Modification Agreement (the “First Modification”) dated May 26, 2000; (ii) a Second Modification Agreement (the “Second Modification”) dated April 30, 2002; (iii) a Third Modification Agreement (the “Third Modification”) dated July 31, 2003; (iv) a Fourth Modification Agreement (the “Fourth Modification”) dated June 28, 2004; (v) a Fifth Modification Agreement (the “Fifth Modification”) dated October 19, 2004, effective October 20, 2004; (vi) a Sixth Modification Agreement (the “Sixth Modification”) dated July 29, 2005, effective June 29, 2005; (vii) a Seventh Modification Agreement dated September 30, 2005, effective October 10, 2005; and (viii) an Eighth Modification Agreement to Credit Agreement (Restated) and Promissory Note dated October 30, 2007, effective November 1, 2007.
     C. The Borrower, the Lender, and the Guarantor desire to further amend the Credit Agreement and Note as set forth in this Amendment.
     D. Terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
     1. Additional Definitions. Section 2.1 of the Credit Agreement concerning “Definitions” is amended by adding the following new definitions of “Applicable Margin”, “Capital Lease Obligations” and “Fixed Charge Coverage Ratio” in the appropriate alphabetical order:
     “Applicable Margin” shall mean the percentage designated in Annex I for LIBOR Loans or Prime Rate Loans, as applicable, based on the Borrower’s Fixed Charge Coverage Ratio measured on a consolidated basis for the most recent fiscal quarter and the three preceding fiscal quarters. The Applicable Margin for LIBOR Loans shall initially be 1.25%; provided however, that upon delivery to the Administrative Agent of Borrower’s financial statements for the third fiscal quarter ending in November of 2008, the Applicable Margin shall be reset to the percentage designated in Annex I based on the Borrower’s Fixed Charge Coverage Ratio for such quarter and the preceding three fiscal quarters. The Applicable Margin shall be effective as of the second business day following the date that the Agent receives the Borrower’s applicable financial statements.
     “Capital Lease Obligations” shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Fixed Charge Coverage Ratio” shall mean, for any four consecutive fiscal quarters of Borrower on a consolidated basis, the ratio of (i) EBITDAR for such period to (ii) Fixed Charges.

     2. Change in Definitions. Section 2.1 of the Credit Agreement concerning “Definitions” is amended to delete the prior definitions of “Commitment,” “EBITDA,” “EBITDAR” and “Maturity Date” and the following is substituted in lieu thereof:
     “Commitment” means the sum of $60,000,000. Notwithstanding the use of the term “commitment” with respect to the calculation of fees, the actual amount which the Lender has agreed to lend or provide credit to the Borrower shall be limited to the ratios and conditions in this Credit Agreement.
     “EBITDA” shall mean, for the Borrower and its subsidiaries for any period, an amount equal to the sum of (a) consolidated Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) any provision (or less any benefit from) income or franchise taxes, plus (ii) interest expense (including the interest portion of Capital Lease Obligations), (iii) depreciation and amortization and (iv) all other non-cash charges (provided however, cash expended in subsequent periods which originated from a non-cash charge shall be subtracted during the period in which such cash was expended), determined on a consolidated basis in accordance with GAAP in each case for such period.
     “EBITDAR” shall mean, for the Borrower and its subsidiaries for any period, an amount equal to the sum of (a) EBITDA plus (b) operating lease and rent expenses (including rent expenses from operating leases which are treated as financing for all purposes other than accounting purposes).
     “Maturity Date” shall mean July 31, 2011.
     3. Revision of Commitment Amount. Section 4.1 of the Credit Agreement concerning “Commitment” is deleted and the following is substituted in lieu thereof:
     4.1 Commitment. Subject to and upon the terms and conditions herein set forth, the Lender agrees to lend to the Borrower, and the Borrower may borrow from the Lender an amount not exceeding Sixty Million Dollars ($60,000,000.00) (the “Commitment”) the same to be advanced from time to time and repaid in accordance with the terms hereof (the “Loan”). The Loan shall be used to finance its acquisition of inventory, for general business purposes, to repurchase shares of the common stock of Borrower and to generally finance the business operations of the Borrower.
     4. Amendment to Interest Rate Determination. Section 4.3 of the Credit Agreement concerning “Interest Rate” is deleted and the following is substituted in lieu thereof:
     4.3 Interest Rate. Interest shall accrue on each Advance or other segregated portion of the outstanding principal balance as the same may increase or decrease during the term thereof, or as any Advance may be prepaid or reborrowed, at an annual floating or temporarily fixed rate of interest equal to the Borrower’s selection of:
     4.3.1 A rate fixed for a LIBOR Period by the Borrower’s selection of 30, 60, or 90 day LIBOR in effect on the date of such selection plus the Applicable Margin. Such rate shall remain in effect for the remainder of the applicable LIBOR Period and shall, at the LIBOR Change Date revert to the Prime Rate unless instructions to the contrary are given the Bank by the Borrower; or
     4.3.2 A rate equal to the Prime Rate plus the Applicable Margin.
     4.3.3 An Index Rate plus the Applicable Margin. “Index Rate” means the rate per annum effective on any Index Rate Determination Date which is equal to 30 day LIBOR. “Index Rate Determination Date” means the first business day of each calendar month.
The Interest Rate shall be adjusted daily (with respect to Prime Rate indices) or on a LIBOR Change Date (with respect to Section 4.3.1) in accordance with any increase or decrease in the calculation of the amounts above, but no adjustment shall be made which may result in the imposition of interest at a rate in excess of that rate which the Bank is permitted by law to charge.
     5. Unused Fee. Section 4.9 of the Credit Agreement concerning “Reserve/Unused Fee” is deleted and the following is substituted in lieu thereof:

     “Reserve/Unused Fee” shall be payable monthly in arrears on the average daily unused portion of the Commitment, in an amount equal to the percentage designated in Annex I for Unused Fee based on the Borrower’s Fixed Charge Coverage Ratio. The Unused Fee percentage shall initially be 0.25%, provided, however, that upon delivery to the Agent of Borrower’s financial statements for the third fiscal quarter ending in November of 2008, the Unused Fee percentage shall be reset to the percentage designated in Annex I for Unused Fee based on the Borrower’s Fixed Charge Coverage Ratio for the preceding four fiscal quarter period then ending, measured quarterly.
     6. Amendment to Note. The Note is amended to revise the principal amount thereof available from Seventy-Five Million Dollars ($75,000,000) to an amount not exceeding Sixty Million Dollars ($60,000,000).
     7. Other Documents. All other documents executed and delivered in connection with the Credit Agreement are hereby amended to the extent necessary to conform to this Amendment.
     8. Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender that:
     (a) Reaffirmation. As of the date of this Amendment and after giving effect to this Amendment, the representations and warranties set forth in Article 3 of the Credit Agreement are true and correct in all material respects (except to the extent that any such representation or warranty relates to a specified earlier date, and except for changes in facts and circumstances that are not prohibited by the terms of the Credit Agreement); and
     (b) No Default. As of the date hereof and after giving effect to this Amendment, no Event of Default has occurred and is continuing.
     9. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
     (a) The Administrative Agent shall have received this Amendment duly executed by the Borrower and the Guarantor;
     (b) No Default shall exist; and
     (c) The Borrower shall pay to the Administrative Agent, concurrently with the execution hereof, the fees set forth in that certain Fee Letter dated August 7, 2008 executed by the Borrower, Administrative Agent and Regions Capital Markets, including the upfront fee payable to each of the Lenders (on a pro rata basis) equal to twenty basis points (.20%) calculated on the total Commitment.
     10. Payment of Expenses. The Borrower agrees to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Amendment, not to exceed $2,500.00.
     11. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     12. Severability; Headings. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The section and subsection headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.
     13. Continuing Effect of Other Documents. This Amendment shall not constitute an amendment or waiver of any other provision of the Credit Agreement and Note not expressly referred to herein and, except to the extent that the Credit Agreement and Note has been amended hereby, shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lender. Except as expressly amended, modified or supplemented hereby, the provisions of the Credit Agreement, the Note and the Loan Documents are and shall remain in full force and effect.

     14. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TENNESSEE.
IN WITNESS WHEREOF, the parties hereto have duly executed this Ninth Modification to Credit Agreement (Restated) and Promissory Note as of the day and date first set forth above.

FRED’S, INC., the Borrower
By:	/s/ Jerry A. Shore
Title: EVP and Chief Financial Officer

REGIONS BANK, as Lender and Administrative Agent
By:	/s/ Bryan Ford
Title: Sr. VP Corporate Banking

CONSENT OF GUARANTOR
The undersigned, as Guarantor, hereby executes this Amendment to evidence its consent thereto, as well as the transactions contemplated thereby, and agrees that the Guaranty Agreement dated March 27, 2000, effective April 3, 2000, remains in full force and effect.

FRED’S STORES OF TENNESSEE, INC.
Date: September 16, 2008	By:	/s/ Jerry A. Shore
Title: EVP and Chief Financial Officer

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